                                                                  EXHIBIT 2.7





                            ASSET PURCHASE AGREEMENT

                                    Between

                          KAYDON ACQUISITION VII, INC.

                                      And

                            KEYNOTE HOLDING CO., INC.

                                      And

                             VICTOR FLUID POWER CO.

                                      And

                      BENTON HARBOR ENGINEERING CO., INC.


                                JANUARY 30, 1996

                               TABLE OF CONTENTS


Section                                                                                                              Page
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
1.       SALE AND PURCHASE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.3     Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

2.       PRICE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.1     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.2     Allocation of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.3     Adjustment to Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

3.       THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.1     Time and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.2     Transfer of Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.3     Delivery of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

4.       REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.1     Organization, Standing, etc. of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.2     Authorization; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.3     Consents; Defaults; Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.4     Machinery and Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         4.5     Intellectual Property and Processes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.6     Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         4.7     Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.9     Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.10    Broker, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.11    Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.12    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.13    No Burdensome Restrictions, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.14    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.15    Accuracy of Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.16    Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.17    Leases and Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.18    Condition of Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.19    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         4.20    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.21    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.22    Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.23    Employee Benefits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         4.24    Terex Corporation Not a Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15


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
Section                                                                                                              Page
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
5.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.1     Organization, Standing and Authority of Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.2     Authorization; Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.3     Assumption of Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.4     Consents, Defaults, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.5     Broker, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.6     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.7     Financial Capability to Consummate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . .  17

6.       COVENANTS OF SELLERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.1     Maintenance of Assets; etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.2     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.3     Continuing Responsibility for Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.4     Environmental Report . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         6.5     Employment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

7.       COVENANTS OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.1     Negative Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.2     Assumption of Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

8.       CONDITIONS TO OBLIGATION OF BUYER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.1     Accuracy of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         8.2     Performance by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.3     Sellers' Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.4     Opinion of Sellers' Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.5     Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.6     Instruments of Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.7     Examination Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         8.8     VIC Determinations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

9.       CONDITIONS TO OBLIGATION OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.1     Accuracy of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.2     Performance by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.3     Officer's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.4     Opinion of Buyer's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         9.5     Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         9.6     Delivery of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

10.      COVENANT NOT TO COMPETE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.1    Non-competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         10.2    Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         10.3    Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42


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
Section                                                                                                              Page
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
11.      ADDITIONAL COVENANTS OF BUYER AND SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.1    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.2    Bulk Sales Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.3    Rights to Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         11.4    Use of Trade Names . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         11.5    Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

12.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; ETC. . . . . . . . . . . . . . . . .  45
         12.1    Survival of Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . .  45
         12.2    Indemnification by Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         12.3    Indemnification by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         12.4    Environmental Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

13.      LEASE OF VICTOR PROPERTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

14.      TERMINATION    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

15.      EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

16.      NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

17.      AMENDMENTS; TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

18.      EFFECT OF THIS AGREEMENT; COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

19.      GOVERNING LAW AND JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

20.      REMEDIES AND INDEMNITIES CUMULATIVE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

21.      ASSIGNMENTS; SUCCESSORS AND ASSIGNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

22.      PRESS RELEASES AND ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

23.      CONSTRUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52




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                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and executed as of January 30, 1996, between KAYDON ACQUISITION VII, INC., a Delaware corporation (the "Buyer"), VICTOR FLUID POWER CO., a Michigan corporation and BENTON HARBOR ENGINEERING CO., INC., a Michigan corporation (the "Sellers"), KEYNOTE HOLDING CO., INC., a Delaware corporation ("Keynote") with reference to the following facts:

         Sellers are a wholly-owned subsidiaries of Keynote and wishes to sell to Buyer and Buyer wishes to purchase from Sellers all of the business and certain assets relating to Sellers' manufacturing business located in Benton Harbor, Michigan and Granite Falls, Minnesota (the "Business").

         In consideration of the premises and the mutual covenants contained herein, Sellers, Keynote and Buyer agree as follows:

         1.      SALE AND PURCHASE OF ASSETS

         1.1 Transfer of Assets. In reliance on the representations and warranties contained herein and subject to the terms and conditions hereof, Sellers shall on the Closing Date (as defined in Section 3 herein) sell, convey, transfer, assign and deliver, free and clear of all liens, mortgages, security interests, pledges, charges, agreements, restrictions, claims, defects in title and encumbrances of any kind or description, except for those items listed on the attached Exhibit 1.1 (collectively referred to herein as "Claims and Encumbrances"), and Buyer shall purchase from Sellers, all of Sellers' right, title and interest in and to the tangible and intangible assets (the "Assets") of Sellers (excluding any hazardous materials or substances located at the Benton Harbor facility), including:

                 (a) Inventories. All inventory, including, without limitation, all work in process, finished parts and products and raw materials ("Inventory");

                 (b) Machinery and Equipment. All machinery, equipment, tools, vehicles, furniture, tooling, fixtures, molds, dies, and all other tangible property used in the Business, including, without limitation, the machinery and equipment described on Exhibit 1.1(b) hereto ("Machinery and Equipment"). Provided Buyer shall have the right during the six (6) months transition period from the Benton Harbor facility in its sole discretion, to abandon any machinery or equipment, in which case Seller shall have the right to dispose of such items as it sees fit.

                 (c) Intangible Personal Property. All intangible personal property, including (i) all procedures, processes, products, formulae, scientific, technical and other information, trade secrets, ideas, licenses, franchises, customer lists, vendor lists, plans, specifications, designs, drawings, catalogues, manuals, reports, samples, prototypes, know-how, items in application, development or other pending status and all similar items which are owned by Sellers and applicable to or used in the operation of the Business ("Intellectual Property"), including, without limitation, the items of Intellectual Property of Sellers described on Exhibit 1.1(c) hereto,
         (ii) rights pursuant to all contracts applicable to or used in the operation of the Business, including, without limitation, the contracts listed on Exhibit 4.17 hereto, (iii) the leases of real and personal property applicable to or used in the operation of the Business described on Exhibit 4.17 hereto, (iv) all computer and automatic machinery software programs and source disks, program documentation, tapes, manuals, forms, guides and other materials with respect thereto applicable to or used in the Business, and (v) to the extent the same are transferable, all federal, state or local governmental or regulatory permits, licenses, approvals and franchises which are owned or have been received by Sellers in connection with the operation of the Business or ownership of the Assets (collectively, "Permits"), including, without limitation, the Permits which are listed on
         Exhibit 4.7 hereto;

                 (d) Patents, Trademarks and Copyrights. All registered and unregistered trademarks, trademark applications, trade names, service marks and service names and the goodwill of the Business connected therewith or symbolized thereby, and all copyrights, patents and patent applications, including, without limitation, the items listed on the attached Exhibit 1.1(d).

                 (e) Records. All accounting information pertaining to the operations of the Business and all media in which all or any of the information, knowledge, data or records relating to the Business may be related or stored, all customer lists, customer files, personnel records, credit information, pending litigation documents, insurance documents, pension documents, advertising, promotional and sales materials, sales data, surveys, account histories, information relating to sales or servicing of products applicable to, used in or manufactured by the Business;

                 (f) Miscellaneous Assets. All goodwill of the Business and all information, identification of supplies, gross data, recorded knowledge, and all warranties inuring to the benefit of Sellers in connection with the Business;

                 (g) Cash. All cash on hand, (except that Buyer shall not assume any negative cash balance), and

                 (h) Accounts Receivable and Notes Receivable. All accounts receivable and notes receivable, provided, that any accounts receivable existing on the books of the Sellers as of December 31, 1995 attributable to sales to Terex Corporation or any of its subsidiaries shall be paid in full by Terex and its subsidiaries at or prior to the Closing.

         1.2     Assumed Liabilities.  At the Closing, Buyer shall assume only
(i) the obligations or liabilities of Sellers listed on the combined balance sheet of Sellers dated October 31, 1995 and attached as Exhibit 1.2 hereto in the amounts listed therein, as such amounts may have increased or decreased
since that date in the ordinary course of business.   Provided, however, that
Buyer's obligation to assume the liability to Congress Financial Corporation, shall under no condition whatsoever exceed Seven Million Seven Hundred Thousand Dollars ($7,700,000.00) which Buyer will pay-off at Closing. Provided, further, Buyer is not assuming the liabilities listed on said Balance Sheet to the SBA in the amount of Three Hundred Ninety-Three Thousand Five Hundred Fifty Dollars ($393,550.00); nor to Yellow Medicine County Bank in the amount of Four Hundred Ninety-Three Thousand Two Hundred Fifty-Four Dollars ($493,254.00) nor to Minnesota Development Authority in the amount of Ninety-Three Thousand Nine Hundred Seventy-Four Dollars ($93,974.00) which liability is secured by a mortgage on the real property of the Victor facility (referred to in this Agreement as the "Victor Property"), nor to Terex Corporation in the amount of Five Hundred Twenty Six Thousand Five Hundred and no/100 Dollars ($526,500.00).

                 (a) Those additional liabilities set forth on the attached Exhibit 1.2(a). Except for the foregoing liabilities, Buyer shall not assume any obligation, duty or liability of any nature whatsoever, fixed or contingent, including, without limitation:
         (i) any liability of Sellers for violation of Environmental Requirements; generation, management, handling, transportation, treatment, storage, disposal, delivery, discharge, release or emission of any Hazardous Material or other substance;

         Environmental Damages; or any other action, omission or condition affecting the environment arising from the conduct of the Business or occurrences prior to the Closing Date, including, without limitation, those conditions specified on Exhibit 4.12 as described herein;
         (ii) any tax liabilities or similar assessments arising from the conduct of the Business or occurrences prior to the Closing Date or arising from the transfer of the Assets and consummation of the transactions contemplated hereby, including, without limitation, any liabilities for sales, bulk sales, use, transfer, stamp or income taxes, and any filing, recording or similar fees or charges; (iii) any liabilities for breach or default by Sellers under any contract, lease or agreement assigned to Buyer hereunder, which accrued prior to the Closing Date; (iv) any liability with respect to any claim, suit, action or judicial, administrative or arbitration proceeding made or pending or commenced against Sellers at or prior to the Closing Date, or made or commenced after the Closing Date in respect of any action, omission or condition occurring or existing prior to the Closing Date;
         (v) any undisclosed liabilities, which accrued prior to the Closing Date and (vi) any collective bargaining agreement (other than the Agreement covering employees at the Victor location), labor or employment agreement liabilities, any pension plan withdrawal or other liability, severance liability, funding deficiency, workmen's compensation, employee life and health insurance or similar liability to any employee or former employee of Sellers, including, without limitation, any such liability under any multi-employer or single-employer plan, contract or arrangement, or any other liability in respect of any employee attributable to or in respect of any period prior to the Closing Date. Sellers shall discharge and satisfy, when and if due and payable, all liabilities which are not specifically assumed by Buyer under this Agreement and shall, upon request of Buyer, give Buyer evidence of such payment.

         In the event Buyer is assessed with a liability it did not assume hereunder, Buyer shall notify Sellers in writing of such assessment and provide Sellers ten (10) business days to either acknowledge the liability or dispute it. If Sellers acknowledges such assessment of liability, Sellers may either, at its sole option, (i) discharge and satisfy such liability directly, (ii) dispute such liability and indemnify and hold Buyer harmless, or (iii) pay Buyer the full amount of such assessed liability. Under no circumstances shall Sellers pay Buyer for any liability which Buyer satisfies and discharges on Sellers' behalf unless Buyer first provides Sellers with the notice required herein.

         1.3 Excluded Assets. The Assets shall not include the assets of Sellers listed in Exhibit 1.3 attached hereto.

         2.      PRICE

         2.1 Purchase Price. The purchase price for the Assets based on Sellers' balance sheet attached as Exhibit 1.2 hereto shall be the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) in cash (transferred via wire transfer) at Closing, plus the assumption of liabilities described in Paragraph 1.2.

         2.2 Allocation of Purchase Price. The Purchase Price paid for the respective Assets will be as shown on an allocation exhibit to be provided by Buyer to Sellers prior to the Closing which shall be approved by Sellers.

         2.3 Adjustment to Purchase Price. The purchase price described in paragraph 2.1 hereof, shall be adjusted upward or downward as a result of any change in the net worth of

Sellers from the amount set forth on Seller's balance sheet of October 31, 1995 and the balance sheet as of the date of Closing.

         3.      THE CLOSING

         3.1 Time and Place. The Closing of the sale and purchase of the Assets (the "Closing") shall take place at the offices of _____________________ in ______________, ___________ as soon as practicable following Buyer receipt of the No Association Letter from Minnesota Pollution Control Agency Voluntary Investigation and Cleanup ("VIC") Program as more fully described in Paragraph
8.8 (a) hereof, (the "Closing Date"). In the event the No Association Letter is not received by January 31, 1996, the parties shall have the right to extend the Closing Date or terminate the Purchase Agreement. Sellers shall close down the operations of Benton Harbor and terminate all employees prior to the Closing Date. The delivery of all documents by the parties and the performance of all acts at the Closing shall be deemed to have occurred simultaneously.

         3.2 Transfer of Assets. At the Closing, Sellers shall deliver to Buyer such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to convey and transfer to and vest in Buyer title to the Assets, free and clear of any Claims and Encumbrances, except such Claims and Encumbrances listed on
Exhibit 1.1 attached hereto. Simultaneously with such delivery, Sellers shall take such action as may be necessary or reasonably requested by Buyer to place Buyer in possession and control of the Assets.

         3.3 Delivery of Purchase Price. Buyer shall pay to Sellers via wire transfer at the Closing, the full amount of the Purchase Price.

         4.      REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers represents and warrants to Buyer as follows:

         4.1 Organization, Standing, etc. of Sellers. Each of the Sellers is duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite power to own or lease and to operate its properties and to carry on the Business as conducted with the Assets.

         4.2 Authorization; Binding Effect. This Agreement has been duly executed and delivered by Sellers and constitutes the legally binding obligation of Sellers in accordance with its terms.

         4.3     Consents; Defaults; Etc.  Except as set forth on the attached
Exhibit 4.3, neither the execution, delivery or performance by Sellers of this Agreement nor the consummation by Sellers of the transactions contemplated hereby (i) is prohibited by, or requires Sellers to obtain or make any consent, authorization, approval, filing or registration under, any law, rule or regulation, judgment, order, writ, injunction or decree which is binding upon Sellers, or any of the Assets, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien on any of the Assets pursuant to, or require any consent under, any indenture, lease, mortgage or other agreement to which Sellers is a party or by which Sellers or any of the Assets is otherwise bound.

         4.4 Machinery and Equipment. Except as listed in Exhibit 4.4 attached hereto, all Machinery and Equipment has been maintained so as to be, and all of the Machinery and Equipment is, in good operating condition and repair (ordinary wear and tear excepted), and to the best of Sellers' knowledge, after due inquiry, there are no repairs which are required to be made to the Machinery and Equipment, except as listed in
Exhibit 4.4.

         4.5 Intellectual Property and Processes. Exhibit 1.1(c) includes all of the material Intellectual Property, and all patents, trademarks and copyrights owned by, used or necessary for use in the Business. The formulae, manufacturing procedures, processes, know-how and trade secrets used or necessary for use in the operation of the business are hereinafter referred to as the "Processes". The United States trademark registrations listed on the attached Exhibit 1.1(c) and, to the best of Sellers' knowledge, after due inquiry, the Intellectual Property and Processes which are owned by Sellers are owned free and clear of any license, sublicense, agreement, right, understanding, judgment, order, decree or stipulation, and Sellers, to the best of its knowledge, after due inquiry, has not infringed on or misappropriated any intellectual property of third parties. To the best of Sellers' knowledge no third party has infringed or misappropriated any Intellectual Property, patents, trademarks and Copyrights or Processes.

         4.6 Employment Matters. Except as listed on the attached Exhibit 4.6, there is no claim of any employee or any former employee of Sellers for any unpaid compensation or remuneration of any nature, including, without limitation, contingent salaries, incentive payments, pension benefits (whether or not vested), (excluding benefits to be paid in the future from pension trusts established and administered for such purpose by Sellers), medical expense reimbursement, vacation pay, severance payments and other awards, interests and payments. Exhibit 4.6 shall contain the current funding status of the Victor Pension Plan.

         4.7 Permits. Attached as Exhibit 4.7 hereto is a list of all material Permits Sellers has obtained in connection with the operation and ownership of the Assets, and, except

Permits that Buyer designates as not to be transferred in Exhibit 4.7, or which have been designated as non-transferable or transferable only with consent from a third party or government or regulatory body on Exhibit 4.7, each of the Permits is transferable by Sellers without notice to or consent from any third party or governmental or regulatory body. Sellers shall take all reasonable steps requested by Buyer to enable Buyer to obtain in its own name any Permit that is not so transferable. The Permits listed on Exhibit 4.7 constitute all of the Permits required to operate the Business as previously conducted by Sellers. Except as listed on attached Exhibit 4.7, there are no proceedings pending or, to the best of Sellers' knowledge, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any Permit.

         4.8 Litigation. Except as listed on the attached Exhibit 4.8, there is no suit, action, proceeding, investigation or inquiry pending or, to the best of Sellers' knowledge, threatened (or any basis therefor), at law or in equity or before any governmental department, commission, board, body, agency or instrumentality, domestic or foreign, against Sellers which affects or could have a material effect on the Assets or involves or could involve the validity or legality of this Agreement or any action taken or to be taken pursuant hereto.

         4.9 Certain Tax Matters. Sellers has paid, accrued on its Latest Financial Statement, or will pay when due all income, sales, use, business, occupation, personal or real property or any similar taxes and all taxes of any kind related to any period prior to the Closing Date, including without limitation, any tax relating to the wages, benefits or income of any employee, consultant or commission agent connected with the Assets, whether owed by Sellers or by any such employee, consultant or commission agent.

         4.10 Broker, etc. Except as set forth on the attached Exhibit 4.10, Sellers have employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         4.11 Title to Assets. Except as set forth on the attached Exhibit 4.11, Sellers has undivided marketable title, legal and equitable, in and to all of the Assets being sold under this Agreement. The Assets are owned by Sellers free and clear of any Claims and Encumbrances, except liens for current taxes and assessments not yet due and payable and those liens, Claims and Encumbrances described on the attached Exhibit 4.11. All of the Assets are located in Benton Harbor, Michigan and Granite Falls, Minnesota or such other location listed in Exhibit 4.11. The Assets, taken as a whole, constitute all of the operating properties and assets which are reasonably necessary for the conduct of the Business as conducted by Sellers.

         4.12 Compliance With Laws. Except as set forth on Exhibit 4.12 (which includes the Environmental Report described in Section 6.5 herein), the Business and the Assets are and have been operated and maintained in substantial compliance with all applicable governmental laws, rules, regulations, Environmental Requirements and ordinances, including, without limitation, laws, regulations and other requirements (a) relating to pricing of products and antitrust, and (b) imposed by action of, permits from, or agreements with any governmental agency or authority relating to the generation, management, handling, transportation, treatment, storage, disposal, delivery, discharge, release or emission of any waste, pollutant or toxic, hazardous or other substance or other action, omission or condition affecting the environment, air, soil and water pollution, ground water contamination, the handling, storage or release into the environment of hazardous materials or hazardous substances, or the transportation of hazardous materials (collectively "Environmental Laws and Regulations") and federal and state occupational safety and health laws and regulations and the Consumer Products Safety Commission laws and regulations; and Sellers has no notice of any failure to comply therewith, except as set forth on Exhibit 4.12. Exhibit 4.12 lists each offsite disposal site used by Sellers presently or used by Sellers from March 1992 with respect to the Benton facility and from December 1994 with respect to the Victor facility to the present. Except as set forth in Exhibit 4.12, to the best of Sellers' knowledge, after due inquiry and investigation by qualified Sellers representatives, all properties and equipment of Sellers have been since December 31, 1994 and now are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzoforans and "extremely hazardous substances" as that term is defined in the Toxic Substance Control Act. Phase I and Phase II studies performed by Sellers and Keynote shall be attached as part of Exhibit 4.12.

         4.13 No Burdensome Restrictions, etc. There are no judgments, orders, writs, injunctions, or decrees to which the Assets are subject and to which Sellers is a party, or which materially adversely affect the Assets, except those set forth on the attached Exhibit 4.13.

         4.14 Disclosure. The representations and warranties contained in this Agreement and the information contained in the Exhibits hereto, written documents, financial statements including the latest financial statements dated December 31, 1995, provided by Sellers to Buyer (the "Latest Financial Statements"), and other certificates or instruments delivered by or on behalf of Sellers in connection with the purchase and sale of the Assets are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a fact necessary to make the statements contained therein and herein not misleading. Except as set forth in the attached Exhibit 4.14, there is no fact known to Sellers which materially adversely affects the Assets which has not been set forth in this Agreement or in the other documents, certificates or instruments delivered by Sellers or on behalf of Sellers, specifically for use in connection with the transactions contemplated by this Agreement.

         4.15 Accuracy of Financial Statements. The financial statements of Sellers provided to Buyer (including, without limitation, the Latest Financial Statements, and Sellers' annual unaudited financial statements dated December 31, 1995) fairly present the financial condition of Sellers and the results of its operations, as of the dates thereof and for the periods indicated therein, in accordance with generally accepted accounting principles consistently applied. As of the Closing Date, and except as set forth on the attached
Exhibit 4.15, Sellers shall have no liabilities of any nature required to be reflected in financial statements under generally accepted accounting principles that were not shown or provided for in the aggregate on the financial statements, and all reserves set forth on the financial statements are adequate in all material respects.

         4.16 Absence of Changes. Since the date of the Latest Financial Statements, Sellers has, and until the Closing Date shall have, operated the Business in the ordinary and usual course, maintained the Assets in good condition and repair, reasonable wear and use excepted, and not sold, assigned, transferred, encumbered or otherwise disposed of, or contracted, agreed or become bound to sell, assign, transfer, encumber or otherwise dispose of any of the Assets, other than in the ordinary course of business, and except as otherwise provided in this Agreement. Since such date, there has been no material adverse change in the Business, Assets or condition, financial or otherwise, of Sellers nor, to the best of Sellers' knowledge, has any such change threatened to occur, nor has there been any damage, destruction or loss, other than that fully covered by insurance, of a material nature affecting the Business, properties or financial condition of Sellers.

         4.17 Leases and Contracts. Exhibit 4.17 attached hereto includes each lease of real or personal property and each agreement to which Sellers is a party that involves the sum of $10,000.00 or more, including employment agreements and collective bargaining agreements. Each such lease and agreement
(a) is valid, binding and enforceable, and (b) to the best of Sellers' knowledge, no event has taken place which with notice or lapse of time would constitute a breach or default, or permit termination or modification of such lease or contract. Sellers has not received notice of any default, and, to the best of Sellers' knowledge, Sellers is not in default in respect of any such lease or agreement to which it is a party or by which it is bound. Exhibit
4.17 shall contain a copy of the Management Contract between Terex and Keynote.

         4.18 Condition of Inventory. All inventory, materials and supplies of Sellers are at least of merchantable quality for such items in the Business. The inventory reserves described in the Latest Financial Statements are adequate in all material respects.

         4.19    Accounts Receivable.  Except as set forth on the attached
Exhibit 4.19, all of Sellers' accounts receivables of any nature are good and collectible at the aggregate recorded amounts thereof in the usual and ordinary course of business and without resort to legal proceedings.

         4.20 Real Property. Exhibit 4.20 includes a legal description of all real property owned by Sellers.

         Sellers agree that Buyer shall have the right to utilize the Benton Harbor Engineering Co., Inc. premises for a period of not to exceed six (6) months following the "Closing" at no charge to allow an orderly transition of the equipment located at that facility to Buyer's relocation. Buyer shall provide a liaison person following Closing for a period not to exceed six weeks to provide for an orderly transition and close down of the Benton Harbor facility.

         4.21 Insurance. Exhibit 4.21 attached hereto sets forth all insurance carriers and policy numbers by policy period as to policies to which Sellers has been a party or beneficiary within the past seven (7) years, including, without limitation, worker's compensation, liability, casualty and property insurance, and, except as identified in Exhibit 4.21, all such policies are in full force and effect.

         4.22 Labor Matters. Except as set forth on the attached Exhibit 4.22, Sellers is not subject to any labor grievances, claims of unfair labor practices, or other material collective bargaining disputes.

         4.23 Employee Benefits. Exhibit 4.23 lists all employee benefit plans to which Sellers is a party, including all such plans as defined or described under ERISA.

         4.24 Terex Corporation Not a Party. Terex Corporation is not a party to this Agreement and therefore makes no representations or warranties, directly or indirectly, as to any matter contained in this Paragraph 4.

         5.      REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants as follows:

         5.1 Organization, Standing and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         5.2 Authorization; Binding Effect. The execution and delivery by Buyer of this Agreement and the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by a duly authorized officer of Buyer and constitutes the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         5.3     Assumption of Assumed Liabilities.   All of the contracts,
agreements or instruments to be assumed by Buyer pursuant to this Agreement and the Assumption Agreement are valid and binding upon Buyer, and are enforceable against and fully performable by Buyer in accordance with their terms; and there are no existing facts or circumstances which would prevent the full and complete performance thereof by Buyer.

         5.4 Consents, Defaults, etc.. Neither the execution, delivery or performance by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby (i) is prohibited by, or requires Buyer to obtain or make any consent, authorization, approval, filing or registration under, any law, rule or regulation, judgment, order, writ, injunction or decree which is binding upon Buyer, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, or require any consent under, any indenture, lease, mortgage or other agreement to which Buyer is a party or by which Buyer is bound.

         5.5 Broker, etc.. Buyer has employed no broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

         5.6 Disclosure. The representations and warranties contained in this Agreement and the information contained in any written documents, financial statements and other certificates or instruments delivered by or on behalf of Buyer in connection with the purchase of the Assets are true and correct in all material respects and do not contain any untrue statement of a material fact. There is no fact known to Buyer which materially adversely affects the ability of Buyer to consummate the transactions contemplated herein which has not been set forth in this Agreement or in the other documents, certificates or instruments delivered by Buyer or on behalf of Buyer, specifically for use in connection with the transactions contemplated by this Agreement.

         5.7 Financial Capability to Consummate Transactions. Buyer has, or will have on the Closing Date, sufficient financial resources readily available to enable Buyer to consummate the transactions contemplated in this Agreement on the terms and conditions contained herein. There is no fact known to Buyer which materially adversely affects the ability of Buyer to consummate the transactions contemplated herein which has not been set forth in this Agreement or in the other documents, certificates or instruments delivered by Buyer or on behalf of Buyer, specifically for use in connection with the transactions contemplated by this Agreement.

         6.      COVENANTS OF SELLERS

         Sellers covenants and agrees with Buyer that:

         6.1 Maintenance of Assets; etc. Sellers will, through the Closing Date, (a) maintain and keep all material Machinery and Equipment and other Assets in as good repair, working order and condition as at present (reasonable wear and tear excepted), (b) keep in full force and effect insurance as necessary to fully insure the Assets, (c) perform in all material respects all its obligations under all of its leases, contracts, commitments and arrangements, and not amend, alter or modify, other than in the ordinary course of business of Sellers, any provision of any lease, contract, obligation or commitment to be assumed by Buyer, and (d) do all things reasonably necessary to avoid any action that would render Sellers' representations and warranties hereunder inaccurate as of the Closing Date.

         6.2 Access to Information. Sellers will give to Buyer, Buyer's accountants, counsel, employees and other representatives full access to all of the properties, books, contracts, commitments, reports and records of Sellers relating to the Business and Assets and will furnish Buyer all such documents, records and information with respect to the affairs of the Business and copies of any working papers relating to that Business as Buyer shall from time to time reasonably request. Buyer will endeavor not to disrupt the operations of Sellers' Business during any such investigations.

         6.3     Continuing Responsibility for Environmental Matters.

                 (a)      The following definitions shall be applicable to this
         Agreement:

                          (i)     "Contamination" shall mean all
                 "Chrome-Plating Contamination", "Tank Contamination", "Transformer Contamination" and "Asbestos Contamination" as hereinafter defined.

                          (ii)    "Environmental Report shall mean,
                 collectively, the following reports that have been prepared with respect to the Victor Property: Phase I

                 Environmental Site Assessment, dated August 12, 1994, prepared by ATEC (the "Phase I Report"); the Phase I ESA Update, dated December 21, 1995, prepared by ATEC; the Phase II Soil Boring and Asbestos Survey, dated September 16, 1994, prepared by ATEC (the "Phase II(A) Report"); and Limited Subsurface Assessment, dated December 21, 1995, prepared by ATEC (the "Phase II(B) Report").

                          (iii) "Tank" means any of the underground or above ground storage tanks (including the associated containers, piping and other appurtenant structures or systems attached to any of the tanks) identified in any of the Environmental Reports.

                          (iv) "Tank Contamination" is any Hazardous Material spilled, released, leaked, or otherwise discharged from a Tank, or any Hazardous Material no longer in use as of the Closing which must be removed from any tank for disposal, recycling, treatment or other disposition.

                          (v)     "Hazardous Material" means any substance:

                                        (1)     the presence of which requires
                                  investigation, remediation or any other
                                  response under any federal, state or local statute, regulation, ordinance, order, action, policy, or common law; or

                                        (2)     which is or becomes defined as
                                  a "hazardous waste," "hazardous substance,"
                                  "pollutant", or "contaminant" under any
                                  federal, state, or local statute, regulation, rule, or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.
                                  Section 9601 et seq.) and/or the Resource
                                  Conservation and Recovery Act (42 U.S.C.
                                  Section 6901 et seq.); or

                                        (3)     which is toxic, explosive,
                                  corrosive, flammable, infectious,
                                  radioactive, carcinogenic, mutagenic, or otherwise hazardous or dangerous and is or becomes regulated by any governmental authority, agency, department, commission, board, agency, or instrumentality of the United States, the State of Minnesota or any political subdivision thereof; or

                                        (4)     the presence of which on the
                                  Victor Property causes or threatens to cause a nuisance or other damage or harm upon the Victor Property or to other properties, poses or threatens to pose a hazard to the health or safety of persons on or about the Victor Property or other properties, or poses or threatens to pose a harm to the environment or natural resources wherever they may be located; or

                                        (5)     the presence of which on
                                  properties other than the Victor Property could constitute a trespass; or

                                        (6)     without limitation, which
                                  contains gasoline, diesel fuel, or other petroleum hydrocarbons; or

                                        (7)     without limitation, which
                                  contains polychlorinated biphenyls (PCBs), asbestos, or urea formaldehyde foam insulation; or

                                        (8)     without limitation, radon gas;
                                  or

                                        (9)     without limitation, asbestos or
                                  asbestos-containing materials or lead-based paint; or

                                        (10)    the term Hazardous Material
                                  shall not include asbestos containing floor tiles as identified in the Phase II(A) Report.

                          (vi) "Environmental Requirements" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises, and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states, and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments, and orders relating to the protection of human health or the environment, including, without limitation:

                                        (1)     All requirements, including but
                                  not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials, or wastes, whether solid, liquid, or gaseous in nature; and

                                        (2)     All requirements pertaining to
                                  the protection of the health and safety of employees or the public.

                          (vii) "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence prior to Closing of Hazardous Materials upon, about, beneath the Victor Property or migrating or threatening to migrate to or from the Victor Property, or the existence of a violation of Environmental Requirements pertaining to the Victor Property or the operation of any business or other activities thereon, regardless of whether the existence of such Hazardous Material or the violation of Environmental Requirements arose prior to Sellers' ownership or operation of the Victor Property, and including without limitation:

                                        (1)     Damages for personal injury, or
                                  injury to property or natural resources
                                  occurring upon or off of the Victor Property, foreseeable or unforeseeable, including without limitation, lost profits, consequential damages, the cost of demolition and rebuilding of any improvements on real property, interest and penalties;

                                        (2)     Fees incurred for the services
                                  of attorneys, consultants, contractors,
                                  experts, and laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials or violation of Environmental Requirements including, but not limited to, the preparation of any feasibility studies or reports or the performance of any cleanup, remediation, removal, response, abatement, containment, closure, restoration, or monitoring work required by any federal, state, or local governmental agency or political subdivision, or reasonably necessary to make full economic use of Property in a manner consistent with its current use or otherwise expended in connection with such conditions, and including without limitation any attorneys' fees, costs, and expenses incurred in enforcing this Agreement or collecting any sums due hereunder and Sellers and Keynote shall have the right to copies of any reports so generated; and

                                        (3)     Liability to any third person
                                  or governmental agency to indemnify such person or agency for costs expended in connection with the items referenced in subparagraph (2) herein;

                 (b) Sellers and Keynote (hereinafter collectively referred to as "Environmental Indemnitors"), through and after the Closing Date, at their sole cost and expense, shall undertake the following:

                                  (i) not less than five (5) days prior to the Closing, provide to Buyer a list of all Hazardous Materials or substances located at its facilities as defined in the OSHA Toxic and Hazardous Substances Hazard Communication Standard, 48 FR 53280, Nov. 25, 1983, as amended, and

                                  (ii)     notwithstanding the obligation of
                          Environmental Indemnitors to indemnify Buyer pursuant to this Agreement, Environmental Indemnitors, at their sole cost and expense, shall perform all obligations set forth in Paragraphs 6.3 (c) - (i) below; and

                                  (iii) promptly take any and all actions to investigate and remediate the Victor Property and/or other properties, if necessary, which are required by any federal, state, or local government agency or political subdivision or which are reasonably necessary to mitigate Environmental Damages or to allow full economic use of the Victor Property, which investigation and remediation are necessitated from the presence at the Closing of the Contamination, Hazardous Materials, or a violation of any Environmental Requirements. Such actions hereunder shall include, but not be limited to, the investigation of the environmental condition of the Victor Property, the preparation of any feasibility studies, reports, or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Victor Property (hereinafter referred to as "Response Action(s)").

                 (c) The parties acknowledge that Buyer will retain B.A. Liesch Associates, Inc. or such other environmental consultant as it selects, in its sole discretion (the "Consultant"), to supervise and manage all Response Actions to be performed by or on behalf of Environmental Indemnitors under this Agreement. Environmental Indemnitors shall, upon submission of invoices from the Consultant by Buyer, promptly reimburse Buyer for all costs and expenses Buyer incurs for services provided by the Consultant. Environmental Indemnitors shall cooperate with the Consultant in all respects in performing Environmental Indemnitors' obligations hereunder.

                 (d) Environmental Indemnitors shall promptly after the Closing retain one or more qualified independent environmental contractors, each of which contractors shall be subject to the prior written approval of the Buyer (collectively the "Contractor") to perform the following tasks:

                          (i) Within thirty (30) days from the date of execution of this Agreement, Environmental Indemnitors shall cause the Contractor to register all Tanks located on the Victor Property with the Minnesota Pollution Control

                 Agency (MPCA) and all other governmental bodies with jurisdiction over such Tanks to the extent required by applicable Environmental Requirements; to provide all notices required by Minn. Stat. Section 116.48; to document, in writing, the tightness and integrity of the Tanks; and to identify any and all other actions that are required to bring said Tanks, and the operation thereof, into compliance with applicable Environmental Requirements. As soon as possible after the Contractor has completed the tasks identified in the preceding sentence, Environmental Indemnitors shall cause the Contractor to complete any and all activities with respect to the Tanks required to achieve compliance with applicable Environmental Requirements, including without limitation, removing and disposing of any Hazardous Materials no longer in use in any of the Tanks, removing any of the Tanks no longer in use (unless Buyer indicates that it intends to use such Tanks), and repairing (or replacing to the extent repair is not practical) any of the Tanks that cannot be demonstrated to be tight and otherwise in compliance with applicable Environmental Requirements.

                          (ii) Within thirty (30) days from the date of execution of this Agreement, Environmental Indemnitors, in consultation with the Consultant, shall develop a work plan, which plan shall be subject to the prior approval of Buyer, to investigate comprehensively any existing or potential Contamination, including without limitation, any Tank Contamination; any releases of Hazardous Materials from the chemical use, storage and disposal activities identified in the Environmental Reports; and the Transformer Contamination. The purpose of said investigation shall be to establish the source, extent and impact of, and any required response to, any existing or potential Contamination, and to facilitate issuance of the Voluntary Investigation and Cleanup (VIC) determinations required by Paragraph 4 of this Agreement. Said investigation shall, as appropriate, include but not be limited to, soil, ground water, tank tightness and surface water testing, and shall include a proposed schedule for completion of all investigatory activities. Within thirty (30) days after said work plan has been approved by Buyer, Environmental Indemnitors shall cause the Contractor to commence the investigation required therein, and thereafter, to promptly complete said investigation and any other Response Actions with respect to any contamination discovered as soon as practical to the extent required by applicable Environmental Requirements.

                 (e) Environmental Indemnitors promptly shall complete any and all necessary Response Actions with respect to all Chrome-Plating Contamination, whether or not presently known or identified. In this regard, Environmental Indemnitors expressly acknowledge that certain contaminants associated with a chrome-plating process have been discovered in the soil on the Victor Property as disclosed in the Phase II(B) Report and that the full environmental impacts (including, without limitation, the contaminants present, the receptors of any contaminants, and the present and future extent of potential ground water, surface water and additional soil contamination) associated with this chrome-plating process have not yet been identified. The full extent of such impacts shall be referred to in this Agreement as the "Chrome-Plating Contamination". Without limiting the obligations stated elsewhere in this Agreement, Environmental Indemnitors agrees that prior to Closing it will advise the Minnesota Pollution Control Agency (MPCA) VIC program of information currently available regarding the Chrome-Plating Contamination, and that after the Closing, Environmental Indemnitors, in accordance with the plans prepared by the Consultant, shall cause the Contractor to comprehensively and promptly undertake and complete all Response Actions with respect to any and all impacts to the environment (including, without limitation, soil, ground water and surface water contamination, whether located on or off the Victor Property) associated with the Chrome-Plating Contamination to the extent recommended by the VIC program. Further, compliance with each and every groundwater standard established by the VIC program must be documented by Environmental Indemnitors for five
         (5) successive semi-annual monitoring events, using a certified independent consultant and laboratory, approved in advance by Buyer, with the monitoring to occur at the location of the highest contamination observed and the most downgradient location on the Victor Property.

                 (f) Environmental Indemnitors promptly after the Closing shall abate all friable asbestos-containing material ("ACM") identified in the Phase II(A) Report and any other friable ACM that is present on the Victor Property at the time of the Closing ("Asbestos Contamination"). All such abatement shall be in accordance with the recommendations in the Phase II(A) Report and in compliance with all applicable Environmental Requirements. All ACM abatement required hereunder shall be completed within forty-five (45) days after the Closing unless it is not feasible to complete said abatement in that time period, in which case said abatement shall be completed as soon as is practical. Any ACM abatement at the Victor Property shall be completed by a licensed abatement contractor and monitored by a professional engineer or certified industrial hygienist ("Engineer"), each of whom must be accredited under AHERA and otherwise must meet all applicable Environmental Requirements, and must be satisfactory to Buyer. Air monitoring shall be performed at appropriate intervals during the ACM abatement, and the samples shall be analyzed using appropriate analytical techniques by an AHERA accredited laboratory. Immediately after Environmental Indemnitors has completed the ACM abatement, it shall deliver to Buyer a clearance audit prepared by the Engineer and in scope, form and substance satisfactory to Buyer demonstrating that the abatement has been completed, the ACM has been properly disposed of, and the abatement satisfies the requirements of this Agreement.

                 (g) Prior to the Closing, Environmental Indemnitors shall cause the Contractor to dispose, in accordance with all applicable Environmental Requirements, of any "hazardous wastes," as such term is defined in Minn. Stat. ch. 116, located on the Victor Property as of the Closing Date, including without limitation, any such hazardous wastes identified in any of the Environmental Reports. The Contractor shall provide Buyer with written documentation on the Closing that all such hazardous wastes have been removed and disposed of by Environmental Indemnitors in accordance with applicable Environmental Requirements.

                 (h) Environmental Indemnitors promptly shall address the PCB transformer contamination identified in the Phase I Report ("Transformer Contamination"). In this regard, Environmental Indemnitors acknowledges that certain transformers on the Victor Property are leaking substances that may be Hazardous Materials as described in the Phase I Report. Environmental Indemnitors, promptly after Closing, shall seek to have Granite Falls Electric, the company identified in the Phase I Report as the owner of the transformers ("Transformer Contamination"), repair said transformers and take all necessary Response Actions regarding any Hazardous Materials released from the transformers, as soon as practical, to the extent required by applicable Environmental Requirements. If Granite Falls Electric does not commence said Response Actions within sixty (60) days after the Closing, or if Granite Falls Electric at any time does not proceed expeditiously and diligently to complete such Response Actions, then Environmental Indemnitors shall complete said Response Actions as soon as practical.

                          (i) The parties agree as follows with respect to the
                 requirements of Paragraph 6.3:

                          (i) Environmental Indemnitors shall perform or cause to be performed all of the obligations under this Agreement, at its sole cost and expense, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to any activities required hereunder.

                          (ii) Environmental Indemnitors shall cooperate in all respects with the Consultant, and shall promptly implement all plans of the Consultant for the Response Actions required by this Agreement that are prepared in accordance with the recommendations of the MPCA VIC program, applicable Environmental Requirements, or otherwise under the terms of this Agreement.

                          (iii) Environmental Indemnitors shall proceed continuously, diligently and expeditiously after the Closing to complete any and all obligations imposed by Paragraph 6.3, and all actions taken by Environmental Indemnitors shall be in compliance with all applicable Environmental Requirements and shall be performed in a good, safe and workmanlike manner;

                          (iv) Environmental Indemnitors shall obtain or cause to be obtained all necessary permits, licenses, certificates and other approvals, however defined, required in connection with the performance of any obligations hereunder;

                          (v) Environmental Indemnitors shall make all reasonable efforts to avoid any interruption of the use of the Victor Property and any occupants thereof and visitors thereto, and if such interruption is not avoidable, Environmental Indemnitors shall minimize such interruption and shall repair as soon as possible any damage to the Victor Property occasioned by the performance of any obligation hereunder;

                          (vi) Environmental Indemnitors shall maintain reasonable insurance policies with respect to its activities and those of its agents and representatives at any time on the Victor Property, and shall take all necessary and appropriate precautions for the safety of the occupants of and visitors to the Victor Property;

                          (vii) Environmental Indemnitors shall keep Buyer apprised of the progress and performance of the obligations hereunder, including, without limitation, providing Buyer with semi-annual reports on Environmental Indemnitors' activities with regard to the Chrome-Plating Contamination;

                          (viii) Environmental Indemnitors shall permit no mechanics, materialmen, laborers or other lien to be made or imposed upon the Victor Property;

                          (ix) Environmental Indemnitors shall provide to Buyer copies of all notices that may be received from any governmental agency involved in any matter subject to this Paragraph 6.3, and any responses to such notices;

                          (x) Buyer shall provide reasonable access to the Victor Property to Environmental Indemnitors and their agents and representatives for purposes of performing the activities required by this Paragraph 6.3, provided that Buyer shall provide at least forty-eight (48) hours advance notice to Environmental Indemnitors of the access requested; and

                          (xi) Environmental Indemnitors shall promptly provide to Buyer copies of testing results and reports that are generated in connection with the activities hereunder;

                          (xii) Promptly upon completion of any investigatory and/or remedial activities hereunder, Environmental Indemnitors shall permanently seal or cap all monitoring wells and test holes to industrial standards in compliance with applicable federal, state, and local laws and regulations; remove all associated equipment; and restore the Victor Property to the maximum extent possible, which shall include, without limitation, the repair of any surface damages, including paving, caused by such investigation or remediation hereunder.

                          (xiii)  Victor Power Fluid Co. ("Victor") shall
                 not be wound up or otherwise dissolved until after all Response Actions required hereunder have been completed, and Environmental Indemnitors shall cause Victor to execute any documents and take such other actions as are necessary to complete the obligations under this Agreement, including without limitation, taking such actions as are requested by the MCPA VIC program.

         6.4 Environmental Report. Sellers have arranged and paid for the preparation and delivery to Buyer of the Environmental Reports identified in Paragraph 6.3(a) prepared by an environmental consultant with respect to the Victor Property in form and substance adequate to assess the environmental condition of the Victor Property. Sellers shall certify to Buyer that, to the best of Sellers' knowledge, after due inquiry, Sellers is not aware of any events, facts or circumstances that would lead it to conclusions different from those reflected in the Environmental Reports.

         6.5 Employment. Sellers shall terminate the employment of each of its employees of Benton Harbor Engineering Co., Inc. immediately prior to the Closing. Between the date of the execution of this Agreement and the date of Closing, Buyer is not the employer of the employees of Sellers and this Agreement shall not be construed to make Buyer the employer of Sellers' employees. Buyer agrees to compensate Sellers for the ordinary and reasonable costs to accomplish the severance obligation pursuant to this paragraph not to exceed an amount of $150,000.

         7.        COVENANTS OF BUYER

         Buyer covenants and agrees with Sellers that:

         7.1 Negative Actions. Between the date hereof and the Closing Date, Buyer will refrain from taking any action that would render Buyer's representations and warranties hereunder inaccurate as of the date hereof or the Closing Date.

         7.2 Assumption of Liabilities. Buyer shall execute and deliver to Sellers an instrument of assumption of liabilities in form reasonably satisfactory to Sellers and its counsel pursuant to which Buyer shall agree to assume and pay the assumed liabilities described in Section 1.2 above.

         8.        CONDITIONS TO OBLIGATION OF BUYER

         The obligation of Buyer to consummate the transactions contemplated hereby is subject to the satisfaction, or waiver, by Buyer, at or prior to the Closing, of the following conditions, in the absence of the satisfaction of which Buyer may terminate this Agreement without liability:

         8.1 Accuracy of Representations and Warranties. The representations and warranties contained herein or otherwise made by or on behalf of Sellers in connection with this Agreement and the transactions contemplated hereby shall have been true and correct in all material respects on the Closing Date to the same extent as if made on the Closing Date, except to the extent non-material changes occur in the ordinary course of Sellers' business.

         8.2 Performance by Sellers. Sellers shall have duly performed and complied in all material respects with all terms, agreements, and conditions required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

         8.3 Sellers' Certificate. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, and executed by Sellers' executive officer, to the effect that Sellers has duly performed and complied with the covenants and conditions set forth in Sections 8.1 and 8.2.

         8.4       Opinion of Sellers' Counsel.

                   (a) Buyer shall have received from Thomas Ghallagher, Esq., counsel of Sellers and Keynote, a favorable opinion, dated as of the Closing Date, and satisfactory in substance and form to Buyer and its counsel, to the following effect:

                             (i) Standing, etc. of the Sellers. Sellers has all requisite power and authority to own the Assets and to perform Sellers' obligations hereunder and to consummate the transactions contemplated hereby.

                             (ii)    Litigation.  Except as set forth on
                   counsel's opinion, there is no suit, action, proceeding, investigation or inquiry pending or, to the best of such counsel's knowledge, threatened at law or in equity or before any governmental department, commission, board, body, agency or instrumentality, domestic or foreign, which materially affects or could materially affect the Business or Assets or involves or could involve the validity or legality of this Agreement or any action taken or to be taken pursuant hereto, nor has any such suit, action, proceeding, investigation or inquiry been pending within the three years preceding the date of this Agreement.

                             (iii) Execution and Delivery. This Agreement has been duly executed and delivered by Sellers and Keynote, and constitutes the legal, valid and binding obligation of Sellers and Keynote enforceable against Sellers and Keynote in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws relating to or affecting the rights of creditors generally, and is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

                             (iv) Consents; Defaults, Etc. To the best of counsel's knowledge, after due inquiry, neither the execution, delivery or performance by Sellers and Keynote of this Agreement, nor the consummation by Sellers and Keynote of the transactions contemplated hereby (i) is prohibited by, or requires Sellers or Keynote to obtain or make any consent, authorization, approval, filing or registration under, any law, rule or regulation, or, under any judgment, order, writ, injunction or decree which is binding upon Sellers or Keynote, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any lien on any of the Assets pursuant to, or require any consent (other than consents identified in such opinion and duly obtained prior to the Closing) under, any indenture, lease, mortgage or other agreement to which Sellers or Keynote is a party or is otherwise bound.

                             (v) Conveyance of Assets. The instruments of conveyance, transfer and assignment executed and delivered to Buyer have been duly executed by Sellers and are valid and effective to vest in Buyer all of the right, title and interest of Sellers in and to the Assets as contemplated by the Agreement.

         8.5 Corporate Documents. Sellers shall deliver to Buyer (a) a certificate of good standing from its state of incorporation; and (b) certified resolutions of the Board of Directors of Sellers and Keynote authorizing this transaction.

         8.6 Instruments of Transfer. Sellers shall execute and deliver to Buyer the instruments of transfer described in Section 3.2 above.

         8.7 Examination Period. Buyer shall have completed a purchase investigation and review of the financial statements and operations of Sellers that shall have confirmed that all such statements and operations materially conform to the representations and warranties contained herein. Materiality (or material) shall be defined as an occurrence, financial or otherwise, which adversely impacts the value of the business to the extent that a reasonably prudent purchaser could determine that the negative impact on current or future value was significant enough to make the purchase transaction sufficiently different from the bargained for consideration and, therefore, warrant a refusal to close the transaction. Any dispute that would arise concerning this definition of materiality shall be resolved by submission to arbitration pursuant to rules of the American Arbitration Association and shall be binding on the parties hereto, and judgment may be entered upon such an award.

         8.8       VIC Determinations.

                   (a) Buyer shall have obtained prior to Closing, a no-association determination from the MPCA VIC program providing Buyer with environmental liability protection for the Hazardous Materials identified in the Environmental Reports, or other studies, evaluations or assessments which may be available prior to Closing, provided that said determination must be satisfactory to Buyer, in its sole discretion, exercising good faith and reasonable business judgment in its form, scope and content. Environmental Indemnitors, at its own cost and expense, shall cooperate with Buyer and perform any and all such actions as are necessary for Buyer to obtain the above-referenced MPCA VIC determination, including, but not limited to, performing any investigatory actions with respect to any Contamination recommended by the Consultant, providing additional information requested by the MPCA, and taking any other actions requested by the VIC program.

                   (b) In addition to the VIC determination referenced in subparagraph (a) above, Environmental Indemnitors, at its own cost and expense, shall obtain from the MPCA VIC program as soon as practical after Closing, but in no event later than January 31, 1999:

                             (i) a no-action letter addressed to Sellers, Buyer and Buyer's successors and assigns, or if mutually agreed upon by Sellers and Buyer, a certificate of completion or other form of closure determination addressed to said parties, from the MPCA VIC program with respect to all Contamination, including, but not limited to, the Chrome-Plating Contamination identified in the Phase II(B) Report, identified on the Victor Property in connection with the activities performed under Paragraph 2 of this Agreement, and

                             (ii) a no-association determination addressed to Buyer and its successors and assigns, or such other form of environmental liability protection acceptable to Buyer, in its sole discretion, using good faith and reasonable business judgment with respect to all of such Contamination identified on the Victor Property; provided that all VIC determinations provided by MPCA hereunder shall be acceptable to Buyer, in its sole discretion, using good faith and reasonable business judgment in their form, scope and content; and provided further that Environmental Indemnitors, at their sole cost and expense, shall promptly complete all such activities, including any Response Actions with respect to any Hazardous Materials requested by MPCA in order for the VIC program to issue the determinations required under this Paragraph.

         9.        CONDITIONS TO OBLIGATION OF SELLERS

         The obligation of Sellers to consummate the transactions contemplated hereby is subject to the satisfaction, or waiver, by Sellers, at or prior to the Closing, of the following conditions in the absence of the satisfaction of which Sellers may terminate this Agreement without liability:

         9.1 Accuracy of Representations. The representations and warranties contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date to the same extent as if made on the Closing Date.

         9.2 Performance by Buyer. Buyer shall have duly performed and complied with all terms, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

         9.3 Officer's Certificate. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date and executed by an officer of Buyer, to the effect that Buyer has duly performed and complied with the covenants and conditions set forth in Sections 9.1 and 9.2.

         9.4 Opinion of Buyer's Counsel. Sellers shall have received from counsel to Buyer, a favorable opinion, dated as of the Closing Date, and satisfactory in substance and form to Sellers and its counsel, to the following effect:

                   (a) Standing etc. of the Buyer. Buyer has all requisite power and authority to consummate the transactions contemplated in the Agreement and to perform Buyer's obligations contemplated therein;

                   (b) Consents, Defaults, etc. Neither the execution, delivery or performance by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby (i) is prohibited by, or requires Buyer to obtain or make any consent, authorization, approval, filing or registration under, any law, rule or regulation, or, to the best of counsel's knowledge after due inquiry, under any judgment, order, writ, injunction or decree which is binding upon Buyer, or (ii) will violate any provision of, result in any default or acceleration of any obligations under, result or require any consent (other than consents identified in such opinion and duly obtained prior to the Closing) under, any indenture, lease, mortgage or other agreement to which Buyer is a party or is otherwise bound;

                   (c) Execution and Delivery. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization and other similar laws relating to or affecting the rights of creditors generally, and is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

         9.5 Corporate Documents. Buyer shall deliver to Sellers (a) a certificate of good standing from its state of incorporation; and (b) certified resolutions of the Board of Directors of Buyer authorizing this transaction.

         9.6 Delivery of Purchase Price. Buyer shall deliver to Sellers the Purchase Price via wire transfer directly into an account designated by Sellers.

         10.       COVENANT NOT TO COMPETE

         10.1 Non-competition. In furtherance of the sale of the Assets to Buyer, for a period of five (5) years following the Closing, Sellers and Keynote shall not, nor permit any person or entity then controlled by Sellers or Keynote to, directly or indirectly, engage, participate in (as a partner, shareholder, officer, or director, employee, consultant, agent or otherwise) any business activity which is the same as, or similar to, or competitive with, the business conducted by Buyer utilizing the Assets anywhere in the world, nor shall Sellers or Keynote directly or indirectly tamper with or induce any employee, agent, salesperson, contractor, customer, supplier, manufacturer or dealer of Buyer to leave, to stop selling to or stop buying from Buyer or otherwise to cease dealing with Buyer. Nothing herein shall prohibit any person or entity from owning 2% or less of a publicly traded Company which conducts a business which could be deemed competitive with Buyer's business.

         Prior to the Closing, Terex Corporation of Westport, Connecticut, which has managed Sellers pursuant to a Management Agreement set forth on
Exhibit 4.17 agrees to enter into a Non-Competition Agreement with Buyer which contains terms identical to those set forth in this paragraph 10.1.

         10.2 Enforcement. The provisions of the covenant contained in this Section 10 are severable and independent and shall be interpreted and applied consistently with requirements of reasonableness and equity. If any provision of the covenant contained in this Section 10 shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or the enforceable parts thereof, shall not be affected thereby.

         10.3 Injunctive Relief. Buyer, Keynote and Sellers acknowledge that compliance by Sellers and Keynote with the covenant contained in this
Section 10 is necessary to protect the interests of Buyer and that a breach of the covenant contained in this Section 10 will result in irreparable and continuing damage to Buyer for which there will be no adequate remedy at law. Sellers and Keynote hereby agree, without intending to limit the remedies available to Buyer, that Buyer and its successors and assigns shall be entitled to injunctive relief with respect to the covenant contained in this Section 10 in addition to such other and further relief as may be appropriate.

         11.       ADDITIONAL COVENANTS OF BUYER AND SELLERS

         11.1 Further Assurances. After the Closing, and for no further consideration, Sellers shall perform all other action reasonably requested by Buyer (including without limitation the use of Sellers' best efforts) to enable Buyer to accomplish transfer of registrations, permits, approvals and the like as contemplated by this Agreement and shall execute, acknowledge and deliver such assignments, transfers, consents and other documents as Buyer or its counsel may reasonably request to vest in Buyer, and protect Buyer's right, title and interest in, and enjoyment of, the Assets intended to be assigned and transferred to Buyer pursuant to this Agreement.

         11.2 Bulk Sales Laws. Buyer waives compliance by Sellers and Sellers waives compliance by Buyer with the provisions of any applicable bulk sales, fraudulent conveyance or other law for the protection of creditors, and Sellers shall indemnify and hold Buyer harmless and reimburse Buyer for, any and all claims, liabilities or obligations (other than those assumed by Buyer hereunder) which Buyer may suffer or incur by virtue of noncompliance by Buyer with such applicable laws under the indemnity provisions of Section 12 herein.

         11.3 Rights to Intellectual Property. Sellers shall not, at any time after the Closing Date, use or disclose to any third party any Intellectual Property or Processes which at such time is not generally known to the public or recognized as standard practice, or any formulae, scientific and technical information, manufacturing procedure, know-how, processes, trade secrets or other confidential information transferred to Buyer pursuant to this Agreement, without the express prior written consent of Buyer.

         11.4 Use of Trade Names. Sellers agrees that Buyer may, at its discretion, use Sellers' name and any trade names used by Sellers, or a phrase similar thereto in connection with marketing products after the Closing Date. Sellers further agrees that Buyer may use containers, forms and other supplies which have Sellers' name printed thereon after the Closing Date. Sellers shall change its name to a dissimilar name as of the Closing and





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

shall file a certificate of amendment to its articles of incorporation as of the Closing to effect this change.

         11.5 Access and Information. For a period of three (3) years following the Closing Date (or the period of Buyer's ownership of the Business, if shorter), Buyer shall use reasonable efforts to retain all books, records and other documents pertaining to the Business that are included in the Purchased Assets and Assumed Liabilities and shall make the same available after the Closing Date for inspection and copying by Sellers, at Sellers' expense, during normal business hours, upon reasonable request and upon reasonable prior notice. During such ten (10) year period, Buyer shall advise Sellers of any planned substantial destruction of books, records and documents in writing and give Sellers a reasonable opportunity to obtain possession thereof. Upon reasonable request and reasonable notice, Buyer will cooperate fully with Sellers, and will permit Sellers access to and the services of all employees of Buyer (in a manner which will not impair the operation of the Business) reasonably necessary (i) for preparing tax returns for periods prior to the Closing. Sellers will pay Buyer an amount equal to the salaries or wages earned by such employees while so assisting Sellers and all out-of-pocket expenses incurred by Buyer in allowing Sellers to use such employees. Notwithstanding the foregoing, Buyer shall not be liable to Sellers for any claim by Sellers that Buyer has breached this
Section 11.6 for losing any books, records or other documents.

         12. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION; ETC.

         12.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants herein and in any Exhibit, certificate, instrument or document delivered pursuant to this Agreement shall survive both the Closing and any investigation at any time made for or on behalf of any party hereto (i) for a period of five (5) years after the Closing as to Sellers' representations, warranties and covenants relating to environmental matters; provided, however, that the parties' relative liability for a breach of any such representation, warranty or covenant shall be as set forth in Section 12.2, and (ii) for a period of three (3) years as to all other representations, warranties and covenants of either party.

         12.2 Indemnification by Sellers. Subject to the conditions contained in Section 12.4 hereof, Sellers and Keynote shall, jointly and severally, indemnify and hold Buyer (and its shareholders, directors, officers, employees and affiliates) harmless from and against any and all claims, liabilities (including any strict liabilities with respect to any Loss specified under clause (iv) below), fines, penalties, losses, damages, (excluding incidental or consequential damages such as lost profits resulting from any disruption of operation of the Assets), costs and expenses (including reasonable counsel fees) incurred by Buyer (i) within five (5) years from the date of Closing with respect to environmental matters, and (ii) within three
(3) years from the date of Closing with respect to all other matters, from or related to any of the following (hereinafter called a "Loss" or "Losses"):

                   (i) any breach by Sellers of any representation, warranty, covenant, obligation or undertaking made by Sellers in or pursuant to this Agreement;

                   (ii) any claim or liability not arising out of an obligation assumed by Buyer hereunder and asserted for failure to comply with any applicable bulk sales, fraudulent conveyance or other laws for the protection of creditors;

                   (iii) any product liability claim or other claim for the breach of any express or implied warranty, and any other claim of whatever nature, and from all damages resulting therefrom, which may be made in connection with the sale of products manufactured by Sellers prior to the Closing Date;

                   (iv) any claim or liability relating to the operation of the Business prior to the Closing Date not assumed by Buyer, including, without limitation, liability under labor, collective bargaining, or employment agreements and liability relating to pension, retirement or other employee benefit plans.

         12.3 Indemnification by Buyer. Subject to the conditions contained in Section 12.4 hereof, Buyer shall indemnify and hold Sellers harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable counsel fees) from or related to (a) any breach by Buyer of any representation, warranty, covenant, obligation or undertaking made by Buyer in or pursuant to this Agreement, (b) matters arising solely from the operation of the Business after the Closing Date, other than liabilities retained by Sellers hereunder, and (c) any product liability claim for injury to persons or property which may be made in connection with the sale of products manufactured by Buyer after the Closing Date.

         12.4      Environmental Indemnities.

                   (a)       (i)     Environmental Indemnitors, their
                   successors, assigns and guarantors, agree to indemnify, defend, reimburse, and hold harmless Buyer, its directors, officers, shareholders, employees, representatives, and assigns from and against any and all Environmental Damages arising in any manner whatsoever from (a) the presence of Hazardous Materials upon, about, or beneath the real property described in Exhibit 4.20 ("Sellers' Real Property") or migrating or threatening to migrate to or from such Sellers' Real Property, including, but not limited to, the Contamination; (b) any violation of any Environmental Requirements pertaining to the Sellers' Real Property or the operation of any business or any other activities thereon; (c) any non-performance or violation of any obligation of Sellers and/or Environmental Indemnitors created by Paragraphs 6.3, 6.4 and 8.8 with respect to certain environmental matters; and (d) any breach of any warranty or covenant or any inaccuracy of any representation of Sellers or Environmental Indemnitors contained in this Agreement.

                             (ii) This obligation shall include, but not be limited to, the burden and expense of defending all claims, suits, and administrative proceedings, even if such claims, suits, or proceedings are groundless, false, or fraudulent, and conducting all negotiations of any description, and paying and discharging, when and as the same become due, any and all judgments, penalties or other sums due against such indemnified persons. Buyer, at its sole expense, may employ additional counsel of its choice to associate with counsel representing Environmental Indemnitors.

                             (iii)   The obligations of Environmental
                   Indemnitors under this paragraph shall not be affected by any investigation by or on behalf of Buyer, or by any information that Buyer may have or obtain with respect thereto.

         12.5      Indemnification Notice, etc.

                   (a) If any action, suit or proceeding shall be commenced, or any claim or demand shall be asserted, in respect of which a party entitled to indemnification pursuant to this Agreement (the "Indemnitee") demands indemnification under this Section 12, the party from which such indemnification is demanded under this Section 12 (the "Indemnitor") shall be notified to that effect with reasonable promptness and shall have the right to assume entire control of its defense (including the selection of counsel), subject to the right of the Indemnitee to participate (with counsel of its choice) in, the defense, compromise or settlement thereof.

                   (b) The fees and expenses of any counsel chosen by Indemnitee following acceptance by Indemnitor of its indemnity obligations shall be at the expense of the Indemnitee unless (i) the employment of such counsel by the Indemnitee has been specifically authorized by the Indemnitor, or (ii) the named parties to any such action (including any impleaded parties) include both the Indemnitor and the Indemnitee shall have been advised by its counsel that there may be one or more good faith legal defenses available to it which are different from or additional to those available to the Indemnitor.

                   (c) The Indemnitee shall cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement, including, without limitation, by making available all pertinent information under its control to the Indemnitor. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee;

         provided, however, that in the event such consent is withheld, then the liabilities of the Indemnitor shall be limited to the total sum representing the amount of the proposed compromise or settlement and the amount of counsel fees accumulated at the time such consent is withheld. The Indemnitor shall not be liable for any settlement by Indemnitee of any action, suit, proceeding, claim or demand, unless the Indemnitee obtains the prior written consent of the Indemnitor.

         13. LEASE OF VICTOR PROPERTY. At Closing, the parties shall enter into a lease agreement, a copy of which is attached hereto as Exhibit 13, which provides for the lease of the Victor facility for a period of three (3) years with two three (3) year renewal options at an annual rental of One Hundred Fourteen Thousand Four Hundred Twenty-Four Dollars ($114,424.00) per year.
Such lease shall further provide that Buyer shall purchase the Victor Property for a purchase price equal to the assumption of the indebtedness to the SBA, SWMI and Yellow Medicine County Bank which approximates Nine Hundred Eight Thousand Seven Hundred Seventy-Eight Dollars ($980,778.00) upon Buyer's receipt of all MPCA VIC determinations required by Paragraph 8.8(b) hereof, which determinations must be satisfactory using good faith and reasonable business judgement to Buyer, in its sole discretion, in form, scope and content and Seller have completed the Chromium Remediation and returned the property and buildings to their present condition.

         14.       TERMINATION

Either party may terminate this Agreement upon material breach by the other party and following fifteen (15) days prior written notice and opportunity to cure.

         15.       EXPENSES

         Each party hereto shall bear its own expenses, including the fees of any attorneys, accountants or other engaged by such party, incurred in connection with this Agreement and the transactions contemplated hereby, it being understood that Sellers' expenses shall not be paid from the Assets.

         16.       NOTICES

         All notices, requests, demands and other communications made hereunder shall be in writing and shall be deemed duly given if and when delivered by hand, with receipt duly acknowledged, or sent by registered or certified mail, postage prepaid, as follows, or to such other address or person as any party may designate by notice to the other party or parties hereunder:

         If to Sellers and Keynote:

         Victor Fluid Power Co.             Benton Harbor Engineering Co., Inc.
         Highway 212                        2200 E. Empire Avenue, P.O. Box 367
         Granite Falls, MN 56241            Benton Harbor, MI 49023-0367

         With copies to:
           Terex Corporation
           500 Post Road East, Suite 320
           Westport, Connecticut 06380
           Attn:  David Langevin
           Attn:  Thomas Ghallager

         If to Buyer:

         Kaydon Corporation
         Arbor Shoreline Office Park
         19345 US 19 North, Suite 500
         Clearwater, FL 34624-3148
         ATTENTION:  Thomas Sorrells

         17.       AMENDMENTS; TERMINATION

         This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the proper party.

         18.       EFFECT OF THIS AGREEMENT; COUNTERPARTS

         This Agreement (including the Exhibits hereto) sets forth the entire understanding of the parties and supersedes any and all prior agreements, arrangements and understandings relating to the subject matter hereof. The section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties. This Agreement may be executed in two or more counterparts, and all such counterparts shall constitute one and the same instrument.

         19.       GOVERNING LAW AND JURISDICTION

          This Agreement has been made and entered into under the laws of the State of Delaware and said laws shall control the interpretation thereof. The parties hereto agree to submit to the personal jurisdiction of the courts in the State of Delaware to address any suit, action or proceeding related to this Agreement.

         20.       REMEDIES AND INDEMNITIES CUMULATIVE

         The indemnities contained in this Agreement shall not be limited by the exercise by Buyer of any rights or remedies available under the Purchase Agreement or otherwise. The rights and indemnities in favor of Buyer hereunder shall be cumulative and in addition to any other rights and remedies to which Buyer may be entitled.

         21.       ASSIGNMENTS; SUCCESSORS AND ASSIGNS

         This Agreement may not be assigned without the written consent of the other party, except that Buyer may assign this Agreement to a wholly-owned subsidiary in which event Buyer shall remain liable for the obligations incurred hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and assigns.

         22.       PRESS RELEASES AND ANNOUNCEMENTS

         No party shall issue any press release or announcement relating to the subject matter of this Agreement (prior to the Closing) without the prior written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other party prior to making the disclosure).

         23.       CONSTRUCTION

         The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

         IN WITNESS WHEREOF, each party hereto has executed this Agreement by its respective duly authorized officer as of the day and year first above written.

                                        KAYDON ACQUISITION VII, INC.

                                        By  /s/  Stephen K. Clough
                                          -----------------------------------
                                          Its   President

                                                                         - Buyer

                                        VICTOR FLUID POWER CO.

                                        By  /s/  Eugene Sannerud
                                          -----------------------------------
                                          Its  President



                                        BENTON HARBOR ENGINEERING CO., INC.

                                        By  /s/  William R. Herndon
                                          -----------------------------------
                                          Its  President

                                                                       - Sellers

                                        KEYNOTE HOLDING CO., INC.

                                        By  /s/  Brian J. Henry
                                          -----------------------------------
                                          Its  Vice President



                                KAYDON GUARANTY

         Kaydon Corporation, a Delaware corporation, an owner of 100% of the outstanding stock of Kaydon Acquisition VII, Inc., hereby guarantees the obligations of Kaydon Acquisition VII, Inc. as set forth in this Agreement.

                                        KAYDON CORPORATION

                                        By  /s/  Stephen K. Clough
                                           ---------------------------------
                                           Its    President